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MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, California 92614

                                        April 4, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

          Re: Form N-6 Registration Statement for Flexible Premium Variable Life
              Insurance to be Issued through MetLife Investors USA Variable Life Account A (File No. 333-147509)

Commissioners:

     Pursuant to Rule 461 under the Securities Act of 1933, MetLife Investors Distribution Company, the principal underwriter, respectfully requests that the effective date of the Registration Statement referred to above be accelerated and that the Registration Statement be declared effective on April 11, 2008.

                                        Very truly yours,

                                        MetLife Investors Distribution Company


                                        /s/ Richard C. Pearson

                                        Richard C. Pearson
                                        Executive Vice President and
                                        General Counsel